Exhibit 10.60

AMENDMENT NO. 3 TO LOAN AGREEMENT

THIS AMENDMENT NO. 3 TO LOAN AGREEMENT, dated as of November 12, 2019 (this “Amendment”), is made among Viveve Medical, Inc., a Delaware corporation (“Borrower”), the Subsidiary Guarantors party hereto, CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, “Administrative Agent”), and the lenders listed on the signature pages hereof (each, a “Lender” and, collectively, the “Lenders”), with respect to the Loan Agreement referred to below.

RECITALS

WHEREAS, Borrower, Administrative Agent and the Lenders are parties to the Term Loan Agreement, dated as of May 22, 2017, with the Subsidiary Guarantors from time to time party thereto (as amended by the Waiver and Amendment to Loan Agreement, dated as of November 29, 2017, modified by Waiver No. 2 to Loan Agreement, dated as of December 12, 2017, and further amended by Amendment No. 2 to Loan Agreement, dated as of November 29, 2018, and as further amended, modified or supplemented, the “Loan Agreement”); and

WHEREAS, Borrower has requested that Administrative Agent and the Lenders (which Lenders constitute the Majority Lenders pursuant to Section 13.04 of the Loan Agreement), and Administrative Agent and the Lenders have agreed to, make certain amendments to the Loan Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1.     Definitions; Interpretation.

(a)     Terms Defined in Loan Agreement. All capitalized terms used in this Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement.

(b)     Interpretation. The rules of interpretation set forth in Section 1.03 of the Loan Agreement shall be applicable to this Amendment and are incorporated herein by this reference.

SECTION 2.     Amendment. Subject to Section 3 of this Amendment:

(a)     Section 1.01 of the Loan Agreement is hereby amended to add the following definition in proper alphabetical order:

““acceleration” and “Acceleration” have the meanings set forth in Section 11.02.

“Acceleration Premium” has the meaning set forth in Section 11.02(c).

“Back-End Facility Fee” has the meaning set forth in the Fee Letter.

“Preferred Stock” means Borrower’s Series B Convertible Preferred Stock, par value $0.0001 per share.”

(b)     Section 1.01 of the Loan Agreement is hereby amended by amending and restating in their entireties the following definitions:

““Asset Sale Net Proceeds” means the aggregate amount of the cash proceeds received from any Asset Sale, net of any bona fide costs incurred in connection with such Asset Sale, plus, with respect to any non-cash proceeds of an Asset Sale, the fair market value of such non cash proceeds as determined by the Majority Lenders, acting reasonably, net of (x) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees and sales commissions), (y) taxes paid or payable as a result thereof and (z) the amount necessary to retire any Indebtedness secured by a Permitted Lien permitted under Section 9.02(c) or Section 9.02(h) (ranking senior to any Lien of the Administrative Agent or to the extent secured solely by assets subject to such Asset Sale) on the related property.

“Fee Letter” means that Amended and Restated Fee Letter Agreement dated as of November 12, 2019 between Borrower and Administrative Agent.

“Liquidity” means the balance of unencumbered (other than by Liens described in Sections 9.02(a), 9.02(c) and 9.02(j)) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Secured Parties have a perfected security interest.

“Material Adverse Change” and “Material Adverse Effect” mean a material adverse change in or effect on (a) the business, condition (financial or otherwise), operations, performance or Property of Borrower and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under the Loan Documents, or (c) the legality, validity, binding effect or enforceability of the Loan Documents or the rights and remedies of Administrative Agent or any Lender under any of the Loan Documents for any reason other than to the extent resulting from (x) gross negligence or willful misconduct by Administrative Agent directly resulting in the execution or filing of an erroneous UCC financing statement amendment, termination or assignment so long as not resulting from a breach or non-compliance with the Loan Documents by any Obligor or (y) a release or subordination of Liens on Collateral in accordance with the terms hereof.

“PIK Period” means the period beginning on the first Borrowing Date through and including the earlier to occur of (a) the twenty-third (23rd) Payment Date after the first Borrowing Date and (b) the date on which any Default shall have occurred (provided that if such Default shall have been cured or waived, the PIK Period shall resume until the earlier to occur of the next Default and the twenty-third (23rd) Payment Date after the first Borrowing Date).

“Product” means the Viveve System, including the generator, treatment tips, and other consumables or supplies such as the coupling fluid and cryogen, and further includes the Geneveve treatment process.”

(c)     Section 1.01 of the Loan Agreement is hereby amended by deleting each of the following definitions: “Cure Amount”, “Cure Right”, “Equity Cure Right”, “Minimum Required Revenue”, “Permitted Acquisition”, “Permitted Cure Debt”, “Permitted Priority Debt”, “Specified Financial Covenants”, and “Subordinated Debt Cure Right”.

(d)     Section 3.02(d) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Paid In-Kind Interest. Notwithstanding Section 3.02(a), at any time during the PIK Period, Borrower may elect to pay the interest on the outstanding principal amount of the Loans payable pursuant to Section 3.01 as follows: 12.50% of the 12.50% per annum interest as compounded interest, added to the aggregate principal amount of the Loans on each applicable Payment Date (the amount of any such compounded interest being a “PIK Loan”). The principal amount of each PIK Loan shall accrue interest from and after the Payment Date on which such PIK Loan is advanced to Borrower, in accordance with the provisions of this Agreement applicable to the Loans.”

(e)     Section 3.03(a) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Optional Prepayments. Borrower shall not have the right to prepay the Loans in whole or in part except, upon prior written notice to Administrative Agent delivered pursuant to Section 4.03, the Borrower may prepay in whole the outstanding principal amount of the Loans concurrently with, or after, the redemption in full of the Preferred Stock (the “Redemption Date”) for an amount equal to the aggregate principal amount of the Loans being prepaid plus the Prepayment Premium plus any accrued but unpaid interest and any fees then due and owing (such aggregate amount, the “Redemption Price”). The applicable “Prepayment Premium” shall be an amount calculated pursuant to Section 3.03(a)(i).”

(f)     Section 9.01(c) of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Indebtedness in respect of the Preferred Stock;”

(g)     Sections 9.01(i) and (j) of the Loan Agreement are each hereby amended and restated as “[Reserved].”

(h)     Section 9.02(c) and (j) of the Loan Agreement is hereby amended and restated as “[Reserved].”

(i)     Section 9.03(e) of the Loan Agreement is hereby amended and restated as “[Reserved].”

(j)     Section 9.06 of the Loan Agreement shall be amended and restated to add new clauses (b) and (c) as follows:

“(b) (i) the accrual and payment of dividends (whether in cash or in additional shares of Preferred Stock) on the Preferred Stock; provided that the payment of dividends in cash shall only be permitted so long as the Lenders (or their affiliates) are the sole holders of the Preferred Stock; provided further that payments of cash in lieu of fractional shares in connection with the payment of any dividend on the Preferred Stock shall be permitted at all times; and (ii) the issuance of common stock and cash in lieu of fractional shares upon conversion of the Preferred Stock;

(c) Borrower may pay cash in lieu of the issuance of fractional shares;

(k)     Section 9.07 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Payments of Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, make any payments in respect of any Indebtedness other than (i) payments of the Obligations, (ii) scheduled payments of other Indebtedness permitted under the terms of any subordination to the Obligations, (iii) repayment of intercompany Indebtedness permitted in reliance upon Section 9.01(f) and (iv) so long as the Lenders (or their affiliates) are the sole holders of the Preferred Stock, payments in respect of the Preferred Stock.”

(l)     Section 10.01 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Minimum Liquidity. Borrower shall maintain at all times Liquidity in an amount which shall exceed $2,000,000.”

(m)     Section 10.02 of the Loan Agreement is hereby amended and restated in its entirety as “[Reserved].”

(n)     Section 10.03 of the Loan Agreement is hereby amended and restated in its entirety as “[Reserved].”

(o)     Section 11.02 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“Remedies. (a) Upon the occurrence of any Event of Default, then, and in every such event (other than an Event of Default described in Section 11.01(h), (i) or (j)), and at any time thereafter during the continuance of such event, the Majority Lenders may, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable) (an “acceleration”), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, shall become due and payable immediately, and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Upon the occurrence of any Event of Default described in Section 11.01(h), (i) or (j), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, shall automatically become due and payable immediately (an “acceleration” and, together with any acceleration defined in Section 11.02(a), each, an “Acceleration”) and the Obligors shall immediately pay all Obligations, including the Back-End Facility Fee and an Acceleration Premium as calculated below, all without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(c) Acceleration Premium Calculation. The applicable “Acceleration Premium” shall be an amount calculated as follows:

(i)     If the date of Acceleration occurs:

(A)     on or prior to the fourth (4th) Payment Date, the Acceleration Premium shall be an amount equal to 5.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(B)     after the fourth (4th) Payment Date and on or prior to the eighth (8th) Payment Date, the Acceleration Premium shall be an amount equal to 4.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(C)     after the eighth (8th) Payment Date and on or prior to the twelfth (12th) Payment Date, the Acceleration Premium shall be an amount equal to 3.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(D)     after the twelfth (12th) Payment Date and on or prior to the sixteenth (16th) Payment Date, the Acceleration Premium shall be an amount equal to 2.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration;

(E)     after the sixteenth (16th) Payment Date and on or prior to the twentieth (20th) Payment Date, the Acceleration Premium shall be an amount equal to 1.00% of the aggregate outstanding principal amount of the Loans subject to the Acceleration; and

(F)     after the twentieth (20th) Payment Date, the Acceleration Premium shall be an amount equal to 0.00% of the aggregate principal amount of the Loans subject to the Acceleration.

(ii)     To determine the aggregate outstanding principal amount of the Loans subject to the Acceleration, and how many Payment Dates have occurred, as of any date of Acceleration, for purposes of this Section 11.02(c):

(A)     if, as of such date of Acceleration, Borrowers shall have made only one Borrowing, the number of Payment Dates shall be deemed to be the number of Payment Dates that shall have occurred following the first Borrowing Date; and

(B)     if, as of such date of Acceleration, Borrowers shall have made more than one Borrowing, then the Acceleration Premium shall equal the sum of multiple Acceleration Premiums calculated with respect to the Loans of each Borrowing, each of which Acceleration Premiums shall be calculated based on solely the aggregate outstanding principal amount of the Loans borrowed in such Borrowing (and PIK Loans subsequently borrowed in respect of interest payments thereon), as though the applicable number of Payment Dates equals the number of Payment Dates that shall have occurred following the applicable Borrowing Date. In the case that the Loans subject to Acceleration does not equal the full principal amount of Loans outstanding, the amount of such payment shall be allocated to Loans made in the various Borrowings (and PIK Loans in respect thereof) in the order in which such Borrowings were made.

(d) (i) For the avoidance of doubt, the Acceleration Premium and the Back-End Facility Fee that are payable upon Acceleration of the Loans shall be due and payable at any time the Loans become due and payable prior to the Stated Maturity Date due to Acceleration, due to Acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), whether by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, ☒results or would result in a payment, discharge, modification or other treatment of the Loans or Loan Documents that would otherwise evade, avoid, or otherwise disappoint the expectations of Lenders in receiving the full benefit of their bargained-for Acceleration Premium and their bargained-for Back-End Facility Fee as provided herein and in the Fee Letter). The Obligors and Lenders acknowledge and agree that any Acceleration Premium and the Back-End Facility Fee due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement, whether in a bankruptcy case or otherwise.

(ii) Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Acceleration Premium calculation and the Back-End Facility Fee with its advisors and acknowledges that the Acceleration Premium is a reasonable approximation of Lenders’ liquidated damages upon Acceleration and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that Lenders have entered into this Agreement in reliance upon the Acceleration Premium and the Back-End Facility Fee. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligation, including the Acceleration Premium and the Back-End Facility Fee in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement and the Fee Letter, including in the case of any Obligor’s bankruptcy filing, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by Borrower shall constitute secured obligations owing to the Lenders.

(iii)     For the avoidance of doubt, in the event of any Acceleration, interest pursuant to Sections 3.02(a) and (b) shall accrue on all Obligations, including the Back-End Facility Fee and any Acceleration Premium, from and after the date such Obligations are due and payable until paid in full.

(e) In the event of an Acceleration under this Section 11.02, no Prepayment Premium will be due and payable; provided that the Acceleration Premium will be due and payable as aforesaid.”

(p)     Section 12.01(b)(vii) of the Loan Agreement is hereby amended and restated in its entirety as:

“(vii) enter into any subordination agreement or intercreditor agreement with respect to Indebtedness of an Obligor”

(q)     The following Section 13.22 is hereby added to the Loan Agreement immediately following Section 13.21 of the Loan Agreement:

13.22     Redemption Price.

(a)     For the avoidance of doubt, the Prepayment Premium (as a component of the Redemption Price) and Back-End Facility Fee shall be due and payable whenever so stated in this Agreement (and the Fee Letter, as applicable), or by any applicable operation of law, regardless of the circumstances causing any related payment prior to the Stated Maturity Date (other than an Acceleration, in which case the Acceleration Premium instead shall be payable).

(b)     The Obligors and the Lenders acknowledge and agree that any Prepayment Premium due and payable in accordance with the Loan Documents shall not constitute unmatured interest, whether under section 502(b)(2) of the Bankruptcy Code or otherwise, but instead is reasonably calculated to ensure that the Lenders receive the benefit of their bargain under the terms of this Agreement.

(c)     Each Obligor acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate and negotiate the Prepayment Premium calculation with its advisors and acknowledges that the Prepayment Premium is a reasonable approximation of the Lenders’ liquidated damages upon repayment on any Redemption Date or other day on which payment is due or made prior to the Stated Maturity Date and, accordingly, each Obligor will not contest or object to the reasonableness thereof. Each Obligor understands and acknowledges that the Lenders have entered into this Agreement in reliance upon the Prepayment Premium. Each Obligor acknowledges and agrees that the Lenders shall be entitled to recover the full amount of the Obligations, including the Prepayment Premium in each and every circumstance in which such amount is due pursuant to or in connection with this Agreement, so that the Lenders shall receive the benefit of their bargain hereunder and otherwise receive full recovery of the agreed-upon return under every possible circumstance, and each Borrower hereby waives any defense to payment, whether such defense may be based in public policy, ambiguity, or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amounts does not constitute a penalty or an otherwise unenforceable or invalid obligation. Any damages that the Lenders may suffer or incur resulting from or arising in connection with any breach by any Borrower shall constitute secured obligations owing to the Lenders.

(r)     Annex B of the Loan Agreement is hereby replaced in its entirety by Annex B to Compliance Certificate attached hereto.

SECTION 3.     Conditions of Effectiveness. The effectiveness of Section 2 of this Amendment shall be subject to the following conditions precedent:

(a)     Borrower, Administrative Agent and the Majority Lenders shall have duly executed and delivered this Amendment pursuant to Section 13.04 of the Loan Agreement; provided, however, that this Amendment shall have no binding force or effect unless all conditions set forth in this Section 3 have been satisfied;

(b)     Borrower, Administrative Agent and the Lenders shall have entered into (i) that certain Series B Preferred Stock and Warrant Purchase Agreement by and among Borrower, Administrative Agent and the Lenders (the “Purchase Agreement”), and (ii) that certain Registration Rights Agreement, by and among the Borrower, the Administrative Agent and the Lenders, concurrently with the execution of this Amendment.

(c)     Lenders shall have purchased the Shares and the Warrants (each as defined in the Purchase Agreement) in accordance with the terms of the Purchase Agreement prior to December 31, 20191;

(d)     Borrower and the Administrative Agent shall have entered into that certain Amended and Restated Fee Letter Agreement dated as of even date herewith;

(e)     no Default or Event of Default under the Loan Agreement shall have occurred and be continuing; and

1 NTD: SEC review of the S-1 can last through January, so the more cushion here, the better.

(f)     Borrower shall have paid or reimbursed Administrative Agent and the Lenders for their reasonable and documented out of pocket costs and expenses (including the reasonable and documented fees and expenses of Administrative Agent’s and the Lenders’ legal counsel) incurred in connection with this Amendment pursuant to Section 13.03(a)(i)(z) of the Loan Agreement.

SECTION 4.     Representations and Warranties; Reaffirmation.

(a)     Borrower hereby represents and warrants to each Lender as follows:

(i)     Borrower has full power, authority and legal right to make and perform this Amendment. This Amendment is within Borrower’s corporate powers and has been duly authorized by all necessary corporate board of directors (or the equivalent thereof) and, if required, by all necessary shareholder (or the equivalent thereof) action. This Amendment has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). This Amendment (w) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any third party, except for such as have been obtained or made and are in full force and effect, (x) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of Borrower and its Subsidiaries, (y) will not violate any order of any Governmental Authority and (z) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Borrower and its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person.

(ii)     The representations and warranties in Section 7 of the Loan Agreement are true and correct, in each case on and as of the date hereof, with the same force and effect as if made on and as of the date hereof (except that the representation regarding representations and warranties that refer to a specific earlier date is that they were true and correct on such earlier date).

(b)     Each Obligor hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Amendment, except as expressly provided herein. By executing this Amendment, each Obligor acknowledges that it has read, consulted with its attorneys regarding, and understands, this Amendment.

SECTION 5.     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)     Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

(b)     Submission to Jurisdiction. Borrower agrees that any suit, action or proceeding with respect to this Amendment or any other Loan Document to which it is a party or any judgment entered by any court in respect thereof may be brought initially in the federal or state courts in Houston, Texas or in the courts of its own corporate domicile and irrevocably submits to the non-exclusive jurisdiction of each such court for the purpose of any such suit, action, proceeding or judgment. This Section 5 is for the benefit of Administrative Agent and the Lenders only and, as a result, none of Administrative Agent or any Lender shall be prevented from taking proceedings in any other courts with jurisdiction. To the extent allowed by applicable Laws, Administrative Agent and the Lenders may take concurrent proceedings in any number of jurisdictions.

(c)     Waiver of Jury Trial. Borrower, Administrative Agent and each Lender hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any suit, action or proceeding arising out of or relating to this Amendment, the other Loan Documents or the transactions contemplated hereby or thereby.

SECTION 6.     Release of Claims. Each Obligor hereby absolutely and unconditionally releases and forever discharges Administrative Agent and each Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents, attorneys and employees of any of the foregoing (each, a “Releasee” and collectively, the “Releasees”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise (each, a “Claim” and collectively, the “Claims”), which such Obligor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown. Each Obligor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense to any Claim and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release. Each Obligor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered will affect in any manner the final, absolute and unconditional nature of the release set forth above.

SECTION 7.     Miscellaneous.

(a)     No Waiver. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Loan Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties. Except as expressly stated herein, Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents. Except as amended hereby, the Loan Agreement and other Loan Documents remain unmodified and in full force and effect. All references in the Loan Documents to the Loan Agreement shall be deemed to be references to the Loan Agreement as amended hereby.

(b)     Severability. In case any provision of or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

(c)     Headings. Headings and captions used in this Amendment (including the Exhibits, Schedules and Annexes hereto, if any) are included for convenience of reference only and shall not be given any substantive effect.

(d)     Integration. This Amendment constitutes a Loan Document and, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

(e)     Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Executed counterparts delivered by facsimile or other electronic transmission (e.g., “PDF” or “TIF”) shall be effective as delivery of a manually executed counterpart.

(f)     Controlling Provisions. In the event of any inconsistencies between the provisions of this Amendment and the provisions of any other Loan Document, the provisions of this Amendment shall govern and prevail. Except as expressly modified by this Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.

(g)     Outstanding Principal Amount of the Loans. After giving effect to the transactions contemplated by the Purchase Agreement, the outstanding principal amount of the Loans shall be equal to $3,741,903.81. For the avoidance of doubt, any accrued but unpaid interest on any principal amounts converted pursuant to the Purchase Agreement shall continue to be outstanding and shall be payable or added to the principal amount of the Loans on the next Payment Date in accordance with the Loan Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment, as of the date first above written.

BORROWER:

VIVEVE MEDICAL, INC.

By: /s/ Scott Durbin

Name: Scott Durbin

Title: Chief Executive Officer

SUBSIDIARY GUARANTOR:

VIVEVE, INC.

By: /s/ Scott Durbin

Name: Scott Durbin

Title: Chief Executive Officer

ADMINISTRATIVE AGENT:

CRG SERVICING LLC

By: /s/ Nathan Hukill

Name: Nathan Hukill

Title: Authorized Signatory

LENDERS:

Crg PARTNERS III – PARALLEL FUND “a” L.P.

By: CRG PARTNERS III – PARALLEL FUND “A” GP L.P., its General Partner

By: CRG PARTNERS III GP LLC, its General Partner

By: /s/ Nathan Hukill

Name: Nathan Hukill

Title: Authorized Signatory

Crg ISSUER 2017-1

By: CRG SERVICING LLC, acting by power of attorney

By: /s/ Nathan Hukill

Name: Nathan Hukill

Title: Authorized Signatory

Annex B to Compliance Certificate

Calculations of Financial Covenant Compliance

I.	Section 10.01: Minimum Liquidity
A.

Amount of unencumbered (other than by Liens described in Sections 9.02(a), 9.02(c) and 9.02(j)) cash and Permitted Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in an account over which the Lenders have a perfected security interest:

		$__________
B.	$2,000,000	$2,000,000
	Is Line IA equal to or greater than Line IB?:	Yes: In compliance; No: Not in compliance